Exhibit 99.1

Dril-Quip, Inc. Announces Results for Second Quarter 2017

•	Revenue of $128 million, up 7% sequentially

•	Diluted EPS, including charges and foreign currency loss, was $0.00 per share

•	Adjusted diluted EPS, excluding charges and foreign currency loss, was $0.09 per share

•	Net Cash Provided by Operating Activities of $27.2 million

•	Free Cash Flow of $19.1 million, June 30, 2017 cash on hand of $437 million

•	Debt-free balance sheet at June 30, 2017

Houston, July 28, 2017 – Dril-Quip, Inc. (NYSE: DRQ) today reported results for the second quarter of 2017.

	Three months ended			% Change
	June 30, 2017	March 31,2017	June 30, 2016	2Q17-1Q17		2Q17-2Q16
	in millions, except per share data
Revenues	$127.9	$119.2	$142.4	7%		-10%
Gross Margin	$40.4	$36.8	$62.6	10%		-35%
Gross Margin %	31.6%	30.9%	44.0%	70	bps	-1240	bps
Net Income (Loss)	$0.0	$0.1	$36.1	N	/M	N	/M
Adjusted EBITDA	$19.3	$13.6	$42.6	42%		-55%
Diluted EPS	$0.00	$0.00	$0.96	N	/M	N	/M
Diluted EPS, excluding charges and forex	$0.09	$0.03	$0.68	200%		-87%

In conjunction with today’s release, the Company posted a new investor presentation entitled “Q2 2017 Supplemental Earnings Information” to its website, www.dril-quip.com, in the Presentations section under the Investors tab.

Blake DeBerry, Dril-Quip’s President & CEO, stated, “We were pleased with our ability to manage our costs and generate strong cash flow in the second quarter of 2017. Our significant cash position grew, primarily as a result of Free Cash Flow generation of $19.1 million, to $437 million at June 30, 2017. This increase, coupled with our debt-free balance sheet, positions us to continue to execute our long-term, forward focused strategy.

“Eastern Hemisphere revenue improved sequentially by $9 million, or 45%, as we commenced work on three new subsea trees in the U.K. While this project was only awarded in the first quarter, we were able to utilize existing inventory to accelerate our ramp in our project plan.

“Asia-Pacific also improved revenue sequentially by $13 million, or 83%, as we continued to execute on the Kangean project in Indonesia. This project is broad based across all Dril-Quip product lines. Additionally, by leveraging existing inventory, we successfully delivered on a platform wellhead order that was a call out in the first quarter.

“Western Hemisphere revenue declined sequentially $13 million, or 16%. This decline was driven by lower fabricated joint revenue in the United States and overall lower international TIW revenues.

“On a consolidated basis, adjusted EBITDA rose 42% sequentially on higher revenues and the impact of Q1 headcount and salary reductions. We continue to progress the integration of TIW, but have yet to fully realize the benefits of either our cross-selling efforts or cost synergies. As a result, TIW experienced negative adjusted EBITDA in the quarter of $1.5 million. We believe that once our cross-selling efforts and cost synergies are realized, TIW margins will improve.

“While our revenues increased in Q2 2017, we experienced disappointing product bookings primarily due to weakening commodity prices during the quarter. We believe these difficult market conditions will persist at least throughout the remainder of 2017. As a result, we currently anticipate our revenues for the second half of 2017 could be as much as 20% lower than our revenues from the first half of 2017. However, we continue to believe we will, barring any further unexpected deterioration in oil prices, be Free Cash Flow positive for the balance of 2017. We remain confident that Dril-Quip is well positioned financially and operationally to navigate our way through this downturn and capitalize on future opportunities.

“Our balance sheet remains strong with zero debt. The working capital initiatives kicked off in 2017 continue to gain momentum and will improve positive Free Cash Flow throughout the second half of 2017. Our strong cash position will allow us to continue to execute on our long-term, forward-focused strategy of pursuing acquisitions, investing in research and development and opportunistically repurchasing shares.”

Dril-Quip is a leading manufacturer of highly engineered drilling and production equipment for use onshore and offshore, but which is particularly well suited for use in deepwater, harsh environment and severe service applications.

Forward-Looking Statements

Statements contained herein relating to future operations and financial results that are forward-looking statements, including those related to anticipated revenues, possible acquisitions, share repurchases and expectations regarding operating results, are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, project terminations, suspensions or scope adjustments to contracts, uncertainties regarding the effects of new governmental regulations, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Non-GAAP Financial Information

Adjusted net income, Adjusted diluted EPS, Free Cash Flow, and Adjusted EBITDA are non-GAAP measures.

Adjusted net income and diluted adjusted net income per common share are defined as net income (loss) and earnings per share, respectively, excluding the impact of foreign currency gains or losses as well as other significant non-cash items and certain charges and credits.

Free Cash Flow is defined as net cash provided by operating activities less net cash used in the purchase of property, plant, and equipment.

Adjusted EBITDA is defined as net income excluding income taxes, interest income and expense, depreciation and amortization expense, non-cash gains or losses from foreign currency exchange rate changes as well as other significant non-cash items and other adjustments for certain charges and credits.

The Company believes that these non-GAAP measures enable it to evaluate more effectively the operations period over period and identify operating trends by removing the effect of its capital structure from its operating structure. In addition, the Company believes that these measures are a supplemental measurement tools used by analysts and investors to help evaluate overall operating performance, ability to pursue and service possible debt opportunities and make future capital expenditures. Adjusted Net Income, Adjusted EBITDA, and Free Cash Flow do not represent funds available for our discretionary use and are not intended to represent or to be used as a substitute for net income and net cash provided by operating activities, as measured under U.S. generally accepted accounting principles.

See tables below for additional information concerning non-GAAP financial information, including a reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP. Non-GAAP financial information supplements should be read together with, and are not an alternative or substitute for, the Company’s financial results reported in accordance with GAAP. Because non-GAAP financial information is not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures.

Dril-Quip, Inc.

Comparative Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Three months ended
	June 30,2017	March 31, 2017	June 30, 2016
Revenues	$127,922	$119,228	$142,439
Cost and expenses:
Cost of sales	87,549	82,440	79,881
Selling, general and administrative	31,179	25,808	5,762
Engineering and product development	10,308	11,850	11,579

	129,036	120,098	97,222

Operating income	(1,114)	(870)	45,217
Interest income	1,070	937	541
Interest expense	(18)	(15)	(10)

Income before income taxes	(62)	52	45,748
Income tax provision	(77)	(42)	9,611

Net income	$15	$94	$36,137

Diluted earnings per share	$0.00	$0.00	$0.96

Weighted average shares–diluted	37,718	37,693	37,713

Depreciation and amortization	$12,881	$9,832	$7,725

Capital expenditures	$8,089	$4,847	$7,544

Dril-Quip, Inc.

Unaudited Non-GAAP Financial Measures

(In thousands, except per share amounts)

Adjusted Net Income and EPS:

	Three months ended
	June 30, 2017		March 31, 2017		June 30, 2016
	Effect on net income (after- tax)	Impact on diluted earnings per share	Effect on net income (after- tax)	Impact on diluted earnings per share	Effect on net income (after- tax)	Impact on diluted earnings per share
Net Income	$15	$0.00	$94	$0.00	$36,137	$0.96
Adjustments (after tax)
Reverse the effect of foreign currency	2,988	0.08	(84)	0.00	(12,141)	(0.32)
Add back severance payments	247	0.01	1,266	0.03	1,556	0.04

Adjusted net income	$3,250	$0.09	$1,276	$0.03	$25,552	$0.68

Adjusted EBITDA

	Three months ended
	June 30, 2017	March 31, 2017	June 30, 2016
Net Income	$15	$94	$36,137
Add:
Interest (income) expense	(1,052)	(922)	(531)
Income tax expense (benefit)	(77)	(42)	9,611
Depreciation and amortization	12,881	9,832	7,725
Foreign currency loss (gain)	3,689	(104)	(15,369)
Severance costs	305	1,572	1,970
Stock compensation expense	3,567	3,216	3,062

Adjusted EBITDA	$19,328	$13,646	$42,605

Free Cash Flow

	Three months ended
	June 30, 2017	March 31, 2017	June 30, 2016
Net Cash Provided by Operating Activities	$27,224	$11,476	$110,338
Less:
Purchase of Property, Plant, and Equipment	(8,089)	(4,847)	(7,544)

Free Cash Flow	$19,135	$6,629	$102,794

SOURCE: Dril-Quip, Inc.

Jerry Brooks, Vice President - Investor Relations, (713) 939-7711